Exhibit 99.3

EXCHANGE AGENT AGREEMENT

BNY Midwest Trust Company

2 North LaSalle Street

Suite 1020

Chicago, Illinois 60602

Attention: Corporate Trust Department

Ladies and Gentlemen:

Kingsway America Inc., a Delaware corporation (the “Company”), proposes to make an offer (the “Exchange Offer”) to exchange $125 million aggregate principal amount of its 7.50% Senior Notes Due 2014 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for $125 million aggregate principal amount of its 7.50% Senior Notes Due 2014 (the “Original Notes”), which have not been registered under the Securities Act. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated                        , 2004 (the “Prospectus”), and a Letter of Transmittal, a copy of which is attached hereto as Annex A (the “Letter of Transmittal”), proposed to be distributed to all record holders of the Original Notes. The Original Notes and the Exchange Notes are collectively referred to herein as the “Notes.”

The Company hereby appoints BNY Midwest Trust Company as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to BNY Midwest Trust Company. The Exchange Offer is expected to be commenced by the Company on or about                        , 2004. The Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”)) is to be used by the holders of the Original Notes to accept the Exchange Offer. The Letter of Transmittal contains instructions with respect to the delivery of certificates for Original Notes tendered in connection therewith.

The Exchange Offer shall commence on                        , 2004 (the “Effective Time”) and shall expire at 5:00 p.m., New York City time, on                        , 2004 or on such subsequent date or time to which the Company may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date. If the Exchange Offer is extended, then the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended.

The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer — Conditions of the Exchange Offer.” The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable. In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer,” as specifically set forth in the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2. You will establish a book-entry account with respect to the Original Notes at DTC to facilitate book-entry tenders of the Original Notes through DTC’s ATOP for the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into your account in accordance with DTC’s procedure for such transfer.

3. From and after the Effective Time, you are hereby authorized and directed to accept and to examine each of the Letters of Transmittal and certificates for Original Notes or confirmation of book-entry transfer into your account at DTC and any other documents delivered or mailed to you by or for holders of the Original Notes to ascertain: (i) whether the Letters of Transmittal (or that the instructions from DTC (the “DTC Transmissions”)) contain the proper information required to be set forth therein and any such other documents (including a Notice of Guaranteed Delivery, substantially in the form attached hereto as Annex B (the “Notice of Guaranteed Delivery”)) are duly executed and properly completed in accordance with instructions set forth therein; and (ii) that book-entry confirmations are in due and proper form and contain the information required to be set forth therein; or (iii) the Original Notes have otherwise been properly tendered. In each case where the Letter of Transmittal, any of the certificates for Original Notes or any other document has been improperly completed or executed (or any DTC Transmission is not in due and proper form or omits required information) or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

4. You are authorized to request from any person tendering Original Notes to provide you with such additional documents as you or the Company deems appropriate. You are hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is authorized by the Exchange Offer.

5. The Company reserves the absolute right (i) to reject any or all tenders of any particular Original Note determined by the Company not to be in proper form or the acceptance or exchange of which may, in the opinion of Company’s counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defects, irregularities or conditions to the tender of any particular Original Note, and the Company’s interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and Notice of Guaranteed Delivery and the instructions set forth therein) will be final and binding.

6. With the approval of the Vice President/Secretary or the Vice President/Chief Financial Officer of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other officer of the Company designated by the Vice President/Secretary or the Vice President/Chief Financial Officer (each an “Authorized Officer”), you are authorized to waive any irregularities in connection with any tender of Original Notes pursuant to the Exchange Offer.

7. Tenders of Original Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer — Procedures for Tendering,” and Original Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this Section 7, Original Notes which an Authorized Officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

8. You shall advise the Company with respect to any Original Notes received subsequent to the Expiration Date and accept the Company’s written instructions with respect to disposition of such Original Notes.

9. You shall accept tenders:

(a) in cases where the Original Notes are registered in two or more names only if signed by all named holders;

(b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c) from persons other than the registered holder of Original Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Original Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Notes to the registrar for split-up and return any untendered Original Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

10. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Notes properly tendered and you, on behalf of the Company, will exchange such Original Notes for Exchange Notes and cause such Original Notes to be cancelled and delivered to the Company. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Original Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Original Notes by the Company; provided, however, that in all cases, Original Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Notes or confirmation of book-entry transfer into your account at DTC, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees (or DTC Transmission) and, if applicable, a Notice of Guaranteed Delivery, and any other required documents. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

11. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

12. The Company shall not be required to exchange any Original Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Original Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

13. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the captions “The Exchange Offer — Terms of the Exchange Offer” or “The Exchange Offer — Conditions of the Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Notes or effect appropriate book-entry transfer, together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

14. All certificates for reissued Original Notes, unaccepted Original Notes or for Exchange Notes shall be forwarded by first class mail.

15. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

16. As Exchange Agent hereunder you:

(a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to the Company for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

(b) shall have no duties or obligations other than those specifically set forth herein or in the Prospectus or as may be subsequently agreed to in writing between you and the Company;

(c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Original Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

(d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

(e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

(f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall reasonably believe to be genuine or to have been signed or presented by the proper person or persons;

(g) may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company or from Company’s counsel;

(h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

(i) shall not make any recommendation as to whether a holder or beneficial owner of Original Notes should or should not tender such holder’s or beneficial owner’s Original Notes and shall not solicit any holder or beneficial owner for the purpose of causing such holder or beneficial owner to tender such holder’s or beneficial owner’s Original Notes.

17. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone, mail or facsimile requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Brian K. Williamson.

18. You shall advise by electronic communication to Brian K. Williamson (bwilliamson@kingswayamerica.com), and such other person or persons as the Company may reasonably request, weekly (and daily during the week immediately preceding the Expiration Date) up to and including the Expiration Date, as to the principal amount of Original Notes which have been duly tendered since the previous report and the aggregate amount tendered since the Effective Date pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received until the Expiration Date. Such report shall be delivered in substantially the form attached hereto as Exhibit C. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company may request upon oral request (promptly confirmed in writing) made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. Within 2 business days after the Expiration Date, you shall furnish to the Company a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Notes tendered, the aggregate principal amount of Original Notes accepted and deliver said list to the Company.

19. Each Letter of Transmittal, Notice of Guaranteed Delivery and other documents received by you in connection with the Exchange Offer shall be stamped by you to show the date and, after the expiration of the Exchange Offer, the time, of receipt (and you will maintain such form of record keeping of receipt as is customary for tenders through ATOP) and, if defective, the date and time the last defect was cured or waived. You shall retain all Letters of Transmittal and other related documents or correspondence received by Exchange Agent until the Expiration Date. You shall return all such material to the Company as soon as practicable after the Expiration Date.

20. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as shall be agreed in writing between the Company and you.

21. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery. Any discrepancies or questions regarding any Letter of Transmittal, notice of withdrawal or any other documents received by you in connection with the Exchange Offer shall be referred to the Company and you shall have no further duty with respect to such matter; provided that you shall cooperate with the Company in attempting to resolve such discrepancies or questions. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

22. The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys’ fees and expenses, incurred without negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Notes reasonably believed by you to be authorized, and in reasonably delaying or refusing to accept any tenders or effect any transfer of Original Notes. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company may assume the defense of any such claim or action and you shall cooperate with the Company in the defense. In the event that the Company assumes the defense of any such claim or action, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company.

23. You shall comply with all requirements under the tax laws of the United States imposed with respect to the activities performed by you pursuant to this Agreement, including filing with the Internal Revenue Service. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to the Company, and you shall have no duty with respect to such matter; provided that you shall cooperate to the extent appropriate and reasonable with the Company in attempting to resolve such questions.

24. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Notes, the Company’s check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

25. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

26. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

27. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

28. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

29. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company:

Kingsway America Inc.

150 Northwest Point Boulevard

6th Floor

Elk Grove Village, Illinois

Facsimile: (847) 264-2700

Attention: Brian K. Williamson

If to the Exchange Agent:

BNY Midwest Trust Company

2 North LaSalle Street

Suite 1020 Chicago, Illinois 60602

Facsimile: (312) 827-8542

Attention: Corporate Trust Department

or to such address as either party shall provide by notice to the other party.

30. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 20 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

31. You may resign from your duties under this Agreement by giving to the Company thirty (30) days’ prior written notice, and the Company may terminate your appointment hereunder on five (5) days’ prior written notice. Any successor exchange agent appointed by the Company shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed; but you shall deliver and transfer to the successor exchange agent any property at the time held by you hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose as the Company may reasonably request.

32. You may not transfer or assign or delegate your rights or responsibilities under this Agreement without the prior written consent of the Company.

33. This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

By:
Name: Title:

Accepted as of the date first above written:
BNY MIDWEST TRUST COMPANY, as Exchange Agent

By:
Name: Title:

EXHIBIT C

SAMPLE REPORT

DATE:

PREPARED BY:

ADMIN:

EXCHANGE OFFER. REPORT #

KINGSWAY AMERICA INC.

7.50% SENIOR NOTES DUE 2014

CUSIP:

AGGREGATE PRINCIPAL AMOUNT: $125,000,000

EXPIRATION DATE:

PARTICIPANTS	DTC#	QUANTITY PRESENTED

TOTAL PARTICIPANTS PRESENTED =

TOTAL PARTICIPANTS		$
GUARANTEED DELIVERY		$
WITHDRAWALS

TOTAL as of [DATE] =		$